UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of Earliest Event Reported): November 9, 2005

Frozen Food Express Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 1-10006

Texas		75-1301831
(State or Other Jurisdiction		(I.R.S. Employer
of Incorporation or Organization)		Identification No.)
1145 Empire Central Place
Dallas, TX 75247-4309
(Address of Principal Executive Offices, Including Zip Code)

214-630-8090
(Registrant's Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Departure of Directors or Principal Officers, Election of Directors; Appointment of Principal Officers.

On November 9, 2005, the Board of Directors of Frozen Food Express Industries, Inc. (the “Company”) elected Mr. Stoney Russell Stubbs ("Russell Stubbs") as a Class I director of the Company, with a term expiring at the 2006 annual meeting of the Company's shareholders. Russell Stubbs was also promoted to Senior Vice President of the Company. He was elected to fill a vacancy on the Board, which will now consist of nine directors, five of whom have been determined by the Board to be independent within the meaning of the Nasdaq director independence standards.

Since 1999, Russell Stubbs, 42, has served as president of Lisa Motor Lines, Inc., a Fort Worth, Texas-based subsidiary of the Company. He joined the Company's primary operating subsidiary, FFE Transportation Services, Inc., during 1986 as a management trainee upon his graduation from Texas A&M University, and served in various capacities at the Company prior to being named president of Lisa Motor Lines.

There are no arrangements or understanding between Russell Stubbs and the Company or its officers or directors pursuant to which he was selected as a director. He is not currently expected to serve immediately on any committees of the board of directors of the Company.

Russell Stubbs’s annual base salary as Senior Vice President is $150,000 per year. He participates in the Company’s Incentive Bonus Plan, the 2005 Stock Incentive Plan, the 2005 Executive Bonus and Restricted Stock Plan, the 401(k) Plan, the 401(k) Wrap Plan and the other benefit plans maintained for employees of the Company. In 2004, Russell Stubbs was paid a base salary of $124,000, awarded a cash bonus of $14,000, granted options to acquire 10,000 shares of common stock at an exercise price of $6.71. From January 1, 2005 until November 9, 2005, Russell Stubbs has been paid a salary of $113,000.

Russell Stubbs is the son of Mr. Stoney M. Stubbs, Jr., Chairman, President and Chief Executive Officer of the Company (“Stoney Stubbs”).

Stoney Stubbs’ annual base salary for 2005 is $349,000 per year. He also participates in the Company’s Incentive Bonus Plan, the 2005 Stock Incentive Plan, the 2005 Executive Bonus and Restricted Stock Plan, the 401(k) Plan, the 401(k) Wrap Plan and the other benefit plans maintained for employees of the Company. His compensation for 2004 is described in the Company’s proxy statement filed with the Securities and Exchange Commission on April 7, 2005. It is anticipated that Stoney Stubbs’s compensation for 2005 will be comparable to that disclosed in such proxy statement.

Russell Stubbs is also the brother of Mr. Timothy L. Stubbs (“Tim Stubbs”), who is an employee of the Company with a base salary of less than $60,000 per year and who participates in various bonus and incentive plans of the Company.

Stoney Stubbs is the managing partner and has beneficial ownership of 1.3% in a family partnership for which the partners consist of his spouse, children and grandchildren. Russell Stubbs is a general partner and, together with his children, has beneficial ownership of 42% of such family partnership. Tim Stubbs is a partner and has beneficial ownership of approximately 17% of such family partnership. Transactions between the Company and its subsidiaries and the family partnership and Stoney Stubbs in 2004 have been described in the Company’s proxy statement filed with the Securities and Exchange Commission on April 7, 2005.

Along with other transactions described in the Company’s proxy statement, Stoney Stubbs and the family partnership lease tractors to a subsidiary of the Company. Because the terms of the leases are more flexible than those involving unaffiliated lessors, the subsidiary pays on average an 8.5% rental premium for tractors. From January 1, 2005 until November 9, 2005, the subsidiary has made tractor rental payments as follows: Stoney Stubbs - $82,000 and the family partnership - $1,088,000, each in the aggregate. The subsidiary has an option to purchase the tractors at the end of the lease term. None of the tractor leases expire in 2005.

The aggregate future minimum rentals under the tractor non-cancelable operating leases at December 31, 2005 are:

	Stoney Stubbs	Family Partnership	Total
2006	$91,000	$1,211,000	$1,302,000
2007	91,000	1,008,000	1,099,000
2008	89,000	726,000	815,000
2009	36,000	262,000	298,000
Total	$307,000	$3,207,000	$3,514,000

Russell Stubbs is also the beneficial owner of an approximately 31% interest in an equipment company in which Tim Stubbs and other family members own the remaining interests. For more than ten years, the subsidiary has rented trailers from such equipment company and the family partnership on a month-to-month basis. From January 1, 2005 until November 9, 2005, the subsidiary has made trailer rental payments as follows: the equipment company - $107,000 and the family partnership - $208,000, each in the aggregate. The subsidiary pays up to a 50% rental premium for the trailers as compared to some unaffiliated month-to-month lessors.

The Company’s Audit Committee has approved all tractor and trailer transactions between the subsidiary, the family partnership, the equipment company and Stoney Stubbs.

The Company, the equipment company and the family partnership have agreed, should the month-to-month leases be terminated within twelve months following a change in control, that the Company is required to pay to the lessors a lump sum payment in cash equal to 24 times the most recent monthly rental.

Additionally, the Company provides or arranges for tax, accounting, equipment registration and legal services for Stoney Stubbs, the family partnership and the equipment company, which have not exceeded $60,000 in the aggregate in the last two fiscal years.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1 Press Release dated November 10, 2005 of Frozen Food Express Industries, Inc.

Signatures

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

FROZEN FOOD EXPRESS INDUSTRIES, INC.

Date: November 16, 2005	By: /s/ F. Dixon McElwee, Jr.
F. Dixon McElwee, Jr.
Senior Vice President
Principal Financial and Accounting Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated November 10, 2005 of Frozen Food Express Industries, Inc.